Vocus Announces Record Revenue, Profit and Cash Flow for Fourth Quarter and Full Year 2006
Q4 Revenue Up 54% Year-Over-Year and Cash Flow from Operations Up 414%

LANHAM, MD: February 5, 2007 — Vocus, Inc. (NASDAQ: VOCS), a leading provider of on-demand software for corporate communications and public relations, announced today financial results for the fourth quarter and full year of 2006.

“The fourth quarter was another exceptional quarter for Vocus and caps a very successful year. We achieved several important operational milestones and generated record levels of revenue, profit and cash flow” said Vocus President and CEO, Rick Rudman. “I was particularly pleased with our ability to accelerate our top-line growth while growing our profit and cash flow at even higher rates. Given our achievements during the year, we remain optimistic about our outlook for 2007.”

Financial Highlights

•	Revenues for the quarter were $12.12 million, a 54% increase over the same period last year and a 13% increase over the prior quarter. The fourth quarter of 2006 represents the 30th consecutive quarter of revenue growth for the Company. Revenues for the full year were $40.33 million, a 44% increase over the prior year;

•	GAAP income from operations was $348,000 for the fourth quarter of 2006, compared to a loss of $(385,000) for the fourth quarter of 2005. GAAP net income attributable to common stockholders was $476,000, or $0.03 per diluted share, for the fourth quarter of 2006 compared to a loss of $(785,000), or $(0.11) per diluted share, for the fourth quarter of 2005. The quarterly GAAP results of operations for the periods presented are not comparable as the results for the fourth quarter 2006 include non-cash stock-based compensation expense of $523,000, reflecting the adoption of FAS 123R on January 1, 2006;

•	Non-GAAP income from operations for the quarter was $1,654,000 compared to $58,000 for the same period last year. Non-GAAP net income attributable to common stockholders for the quarter was $1,782,000 or $0.10 per diluted share compared to $28,000 or $0.00 per diluted share in the same period last year. These non-GAAP financial measures exclude amortization of intangible assets, certain stock-based compensation including non-cash stock-based compensation from the adoption of FAS 123R, accelerated amortization of prepaid royalty fees and contract termination costs and accretion of preferred stock. All of these charges are included in Vocus’ GAAP results;

•	Total deferred revenue as of December 31, 2006 was $26.63 million, compared to $20.70 million at December 31, 2005;

•	Cash flow from operations for the quarter was $5.28 million, a 414% increase over the same period last year. Cash flow from operations for the full year 2006 was $10.41 million, a 500% increase over the prior year.

Business Highlights

•	Added 124 net new subscription customers during the quarter compared to 92 net new subscription customers added during the same period last year and ended the fourth quarter of 2006 with 1,727 total active subscription customers;

•	Signed subscription agreements with new and existing customers including Amnesty International, BMW Group, Canon USA, Cars.com, Dallas Symphony Orchestra, Discover Financial Services, Federal Emergency Management Agency, The Financial Times, Kellogg, Newell Rubbermaid, North Carolina Zoo, Travelers Indemnity and Waste Management;

•	Entered into strategic partnerships with industry leading web hosting providers Blue Host and Web.com to provide search engine optimized online news releases for small and medium sized businesses using Vocus’ proprietary PRWeb press release distribution platform;

•	Selected as a finalist for three 2007 Codie Awards by the Software & Information Industry Association (SIIA). Vocus was selected as a finalist in the Best Business Productivity Solution category for its Vocus PR Software Suite and Best Online Business Information Service category for its Premium Media Database. Additionally, PRWeb, a Vocus service, was named a finalist in the Best Online News Service category.

Guidance

Vocus is providing, for the first time, first quarter and full year 2007 guidance based on information as of February 5, 2007:

•	For the first quarter of 2007, revenue is expected to be in the range of approximately $12.1 million to $12.3 million. Non-GAAP EPS, which excludes the amortization of intangible assets and stock-based compensation relating to FAS 123R, is expected to be in the range of $0.06 to $0.07 assuming an estimated weighted average 17.6 million diluted shares outstanding and an estimated non-GAAP effective tax benefit of 15%. Amortization of intangible assets and stock-based compensation, reflecting the adoption of FAS 123R, is expected to be $0.08 per share. GAAP EPS is expected to be in the range of $(0.02) to $(0.01) assuming an estimated weighted average 16.1 million basic shares outstanding;

•	For the full year of 2007, revenue is expected to be in the range of $54.7 million to $55.5 million. Non-GAAP EPS, which excludes the amortization of intangible assets and stock-based compensation relating to FAS 123R, is expected to be in the range of $0.36 to $0.38 assuming an estimated weighted average 18.0 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 2%. Amortization of intangible assets and stock-based compensation, reflecting the adoption of FAS 123R, is expected to be $0.36 per share. GAAP EPS is expected to be in the range of $0.00 to $0.02 assuming an estimated weighted average 17.6 million diluted shares outstanding. Cash flow from operations is expected to range from $13.0 million to $13.5 million and investments in property and equipment are estimated to be $1 million for the year.

Conference Call Information

Vocus will discuss the financial results and business highlights of the fourth quarter 2006 in a conference call at 2:30 p.m. ET, or 11:30 a.m. PT, today. The public is invited to listen to a live web cast of Vocus’ conference call on the investor relations section of the Company’s website at http://onlinepressroom.net/vocus/ir/webcast/. For investors unable to participate in the live conference call, an audio replay will be available approximately two hours after the conclusion of the call. The audio replay will be available until February 12, 2007 at 11:59 p.m. ET and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and entering conference number 6170131. A web cast replay of the call will be available on the Investor Relations section of the Company’s website approximately one hour after the conclusion of the call and will remain available until March 5, 2007.

About Vocus, Inc.

Vocus, Inc. (NASDAQ: VOCS) is a leading provider of on-demand software for corporate communications and public relations. Our web-based software suite helps organizations of all sizes manage local and global relationships and communications with journalists, analysts, public officials and other key audiences. Our software helps customers manage media relations, monitor and analyze their news, conduct interactive email campaigns, build online newsrooms and manage government relations activities. Vocus’ PRWeb platform is also recognized as one of the Internet’s leading online news and press release distribution services. Vocus’ software is available in five languages and can be accessed from any computer via secure login over the Internet with no need for internal hardware, software or IT support. Vocus is based in Lanham, MD with offices in North America, Europe and Asia. For more information please visit www.vocus.com or call (800) 345-5572.

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions.  This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, the possibility that we will not achieve GAAP profitability, interruptions or delays in our service or our Web hosting, our new business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.

Vocus, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31,	December 31,
	2005	2006
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,027	$26,506
Short-term investments	1,400	3,357
Accounts receivable, net	6,012	10,139
Other current assets	1,188	1,146

Total current assets	48,627	41,148
Property and equipment, net	4,161	4,359
Intangible and other assets, net	3,048	12,151
Goodwill	––	17,112

Total assets	$55,836	$74,770

Liabilities, redeemable stock and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$3,052	$6,100
Current portion of notes payable and capital lease obligations	642	427
Current portion of deferred revenue	20,018	26,100

Total current liabilities	23,712	32,627
Notes payable and capital lease obligations, net of current portion	765	335
Other liabilities	105	85
Deferred income taxes	––	185
Deferred revenue, net of current portion	678	531

Total liabilities	25,260	33,763
Redeemable common stock	189	33
Commitments and contingencies
Stockholders’ equity:
Common stock	158	170
Additional paid-in capital	70,451	80,526
Treasury stock	(3,283)	(3,283)
Accumulated other comprehensive income (loss)	52	(48)
Accumulated deficit	(36,991)	(36,391)

Total stockholders’ equity	30,387	40,974

Total liabilities, redeemable stock and stockholders’ equity	$55,836	$74,770

Vocus, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2006	2005	2006
	(unaudited)	(unaudited)		(unaudited)
Revenues	$7,871	$12,120	$28,062	$40,328
Cost of revenues	1,850	2,244	6,537	8,293
Accelerated amortization of prepaid royalty fees and contract termination costs	(50)	––	1,399	––

Gross profit	6,071	9,876	20,126	32,035
Operating expenses:
Sales and marketing	4,028	5,531	14,837	18,912
Research and development	649	686	2,515	2,896
General and administrative	1,375	2,588	6,051	9,626
Amortization of intangible assets	404	723	1,605	1,705

Total operating expenses	6,456	9,528	25,008	33,139
Income (loss) from operations	(385)	348	(4,882)	(1,104)
Other income (expense):
Interest and other income	123	395	177	1,819
Interest expense	(153)	(24)	(359)	(88)

Income (loss) before provision for income taxes	(415)	719	(5,064)	627
Provision for income taxes	––	243	––	185

Net income (loss)	(415)	476	(5,064)	442
Accretion of preferred stock	(370)	––	(1,900)	––

Net income (loss) attributable to common stockholders	$(785)	$476	$(6,964)	$442

Net income (loss) attributable to common stockholders per share:
Basic	$(0.11)	$0.03	$(1.43)	$0.03
Diluted	$(0.11)	$0.03	$(1.43)	$0.03
Weighted average shares outstanding used in computing per share amounts:
Basic	6,921,331	15,911,788	4,867,710	15,367,851
Diluted	6,921,331	16,806,020	4,867,710	16,339,254

Vocus, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2006	2005	2006
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities
Net income (loss)	$(415)	$476	$(5,064)	$442
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	770	1,103	2,791	3,220
Other non-cash charges	10	680	1,081	2,148
Changes in operating assets and liabilities	663	3,021	2,928	4,602

Net cash provided by operating activities	1,028	5,280	1,736	10,412
Cash flows from investing activities
Cash paid for acquisition	––	(373)	––	(21,264)
Net changes in short-term investments	(1,400)	(151)	(1,400)	(1,953)
Software development and information database costs	(19)	(146)	(2,241)	(217)
Purchases of property and equipment	(179)	(276)	(1,391)	(790)

Net cash used in investing activities	(1,598)	(946)	(5,032)	(24,224)
Cash flows from financing activities
Proceeds from exercise of stock options and warrants	92	391	241	900
Proceeds from initial public offering, net of offering costs	40,803	––	40,021	(48)
Repurchase of common stock	––	––	(2,769)	––
Net repayments on borrowings under revolving line of credit	(6,805)	––	(2,389)	––
Net proceeds from (payments on) notes payable and capital lease obligations	2	(440)	688	(590)

Net cash provided by (used in) financing activities	34,092	(49)	35,792	262
Effect of exchange rate changes on cash and cash equivalents	(4)	12	(23)	29

Net increase (decrease) in cash and cash equivalents	33,518	4,297	32,473	(13,521)
Cash and cash equivalents, beginning of period	6,509	22,209	7,554	40,027

Cash and cash equivalents, end of period	$40,027	$26,506	$40,027	$26,506

Vocus, Inc.
Reconciliation of Non-GAAP Measures

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Reconciliation of GAAP income (loss) from operations to non-GAAP income (loss) from operations:
Income (loss) from operations	$(385)	$348	$(4,882)	$(1,104)
Amortization of intangible assets	493	783	2,007	2,049
Non-cash stock-based compensation (FAS 123R)	––	523	––	1,860
Stock-based compensation	––	––	1,006	––
Accelerated amortization of prepaid royalty fees and contract termination costs	(50)	––	1,399	––

Non-GAAP income (loss) from operations	$58	$1,654	$(470)	$2,805

Reconciliation of GAAP net income (loss) attributable to common stockholders to non-GAAP net income (loss) attributable to common stockholders:
Net income (loss) attributable to common stockholders	$(785)	$476	$(6,964)	$442
Accretion of preferred stock	370	––	1,900	––
Amortization of intangible assets	493	783	2,007	2,049
Non-cash stock-based compensation (FAS 123R)	––	523	––	1,860
Stock-based compensation	––	––	1,006	––
Accelerated amortization of prepaid royalty fees and contract termination costs	(50)	––	1,399	––

Non-GAAP net income (loss) attributable to common stockholders	$28	$1,782	$(652)	$4,351

Non-GAAP net income (loss) attributable to common stockholders per share:
Non-GAAP diluted	$0.00	$0.10	$(0.06)	$0.26
Weighted average shares outstanding used in computing per share amounts:
Non-GAAP diluted	12,175,454	17,240,962	10,295,291	16,769,764
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
Diluted weighted average shares outstanding	6,921,331	16,806,020	4,867,710	16,339,254
Conversion of preferred stock	4,243,334	––	5,427,581	––
Treasury stock effect of outstanding options and warrants	1,010,789	––	––	––
Treasury stock effect on outstanding options of FAS 123R	––	434,942	––	430,510

Non-GAAP diluted weighted average shares outstanding	12,175,454	17,240,962	10,295,291	16,769,764

Supplemental information of non-cash stock-based compensation (FAS 123R) included in:
Cost of revenues	$––	$15	$––	$69
Sales and marketing	––	198	––	530
Research and development	––	55	––	219
General and administrative	––	255	––	1,042

Total non-cash stock-based compensation (FAS 123R)	$––	$523	$––	$1,860

The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information represent financial measures used by Vocus’ management to evaluate the operating performance of the Company and to conduct its business operations. Non-GAAP financial measures discussed in this press release exclude amortization of intangible assets, certain stock-based compensation including non-cash stock-based compensation expense from the adoption of SFAS No. 123 (revised 2004) or FAS 123R, accelerated amortization of prepaid royalty fees and contract termination costs and the accretion of preferred stock. It is management’s belief that these items are either not indicative of ongoing operations or the inclusion of such costs would not make the results of operations comparable for the periods presented. For example, the amortization of intangible assets recorded in connection with our acquisitions of PRWeb, Gnossos Software and Public Affairs Technologies consist primarily of intangible assets pertaining to non-compete agreements, trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as might a depreciable tangible asset.  In addition, the Company adopted the provisions of FAS 123R on January 1, 2006, using the modified prospective method for options granted subsequent to the filing of the Company’s initial registration statement. Accordingly, the adoption of FAS 123R resulted in non-cash stock-based compensation expense that the Company was required to record in the year ended December 31, 2006 but not in the comparable period for the preceding year. In addition, certain stock-based compensation was recorded in the year ended December 31, 2005 in connection with the purchase of shares obtained from the exercise of stock options by certain former employees.  The purchase of the shares was completed in anticipation of the Company’s public offering and resulted in compensation expense since the purchase date was within six months of the exercise date of the options.  Management does not anticipate purchasing any additional shares from employees or former employees in the future.  Also, accelerated amortization of prepaid royalty fees and contract termination costs were incurred in connection with a data resale agreement that was terminated early due to the initial release of the Company’s internally developed media database.  Management does not anticipate licensing such media content again from a third party and, consequently, deems the contract termination costs and related charges to be non-recurring.  Also, the accretion of preferred stock was recorded on the outstanding preferred stock which converted into common stock upon the completion of our initial public offering in December 2005.  Accordingly, the accretion of preferred stock did not result in an ongoing charge to operations.  Non-GAAP EPS also assumes the conversion of the preferred stock at the beginning of all periods presented.

Management uses the non-GAAP financial measures for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, these non-GAAP financial measures are not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company’s GAAP and non-GAAP financial results is provided in this press release and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.